UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2023

SAFETY SHOT, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39569	83-2455880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(561) 244-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SHOT	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Warrants, each exercisable for one share of Common Stock at $8.50 per share	SHOTW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2023, at the 2023 Annual Meeting of Stockholders (the “Meeting”) of Safety Shot, Inc. (the “Company”), the shareholders voted against the re-election of Dr. Hector Alila. As a result, Dr. Alila was removed from his position as a member of the board of directors (the “Board”), effective December 6, 2023.

On December 6, 2023, the Board appointed Richard Pascucci as a member of the Board to fill in the vacancy created by the removal of Mr. Alila. Mr. Pascucci, age 48, has over 20 years of experience in beverage industry. Since May 2018, Mr. Pascucci has been working as the founder and owner of Black Apple Group, LLC, a consulting group specializing in strategy, brand marketing, business intelligence, business insights and category development. Since May 2017, Mr. Pascucci has been working as the Beverage Consultant at Pascucci Enterprise, wherein he is responsible for the company’s key strategic areas, while identifying and delivering key projects and priorities. Between May 2011 and May 2017, Mr. Pascucci worked as the Chief Growth Officer and the VP of Business Development at Pabst Brewing Company. Mr. Pascucci has a bachelors in arts from St. Joseph’s University, Philadelphia.

Mr. Pascucci will be paid an annual compensation of $25,000 along with options to purchase 20,000 shares of Company’s common stock. Mr. Pascucci will be granted additional options to purchase 20,000 shares of Company’s common stock, for each additional year that he serves as the member of the Board. The options will be vested upon grant and shall expire in 3 years from the issuance date.

There are no arrangements or understandings between the Company and the newly appointed executive officer or director and any other person or persons pursuant to which each executive officer or director was appointed and there is no family relationship between or among any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There are no transactions between the Company and any newly appointed executive officer or director that are reportable pursuant to Item 404(a) of Regulation SK. The Company did not enter into or materially amend any material plan, contract or arrangement with any newly appointed executive officer or director in connection with his or her appointment as a director or executive officer.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Meeting the Company’s stockholders voted on the matters described below.

1.	The Company’s stockholders elected seven directors, each to serve until his/her successor is duly elected and qualified at the 2023 Annual Meeting of Stockholders or until his/her earlier resignation or removal. The number of shares that (a) voted for the election of each director, (b) voted against the election of each director, and (c) withheld authority to vote for each director is summarized in the table below:

Director Nominee	Votes For	Votes Against	Votes Withheld

Brian S. John	13,348,298	253,339	116,744
Dr. Glynn Wilson	13,301,989	306,379	110,013
Dr. Skender Fani	13,536,204	160,964	21,213
Nancy Torres Kaufman	12,286,329	1,313,203	118,849
Christopher Melton	13,308,649	296,925	112,807
Jarrett Boon	4,674,398	8,933,208	110,775
Dr. Hector Alila	13,534,124	155,516	28,741

4.	Proxies were solicited on behalf of the Board of Directors of the Company and a vote by ballot was taken for and against the ratification of the appointment of M&K CPAS, PLLC (“M&K”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. The number of shares that voted for, against, and withheld from voting for this proposal is summarized in the table below:

Votes For	Votes Against	Votes Withheld

22,836,925	106,737	35, 519

6.	Proxies were solicited on behalf of the Board of Directors of the Company and a vote by ballot was taken for and against the ratification of the 2023 Equity Incentive Plan, including the reservation of 7,000,000 shares of common stock. The number of shares that voted for, against, and withheld from voting for this proposal is summarized in the table below:

Votes For	Votes Against	Votes Withheld

11,614,569	1,929,120	174,692

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2023

SAFETY SHOT, INC.

By:	/s/ Brian John
Brian John
Chief Executive Officer